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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant

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
       Subsidiaries of the Registrant. (9)

       FrontierVision Holdings, L.P. (a Delaware limited partnership)

       FrontierVision Holdings Capital Corporation (a Delaware corporation)

       FrontierVision Holdings Capital II Corporation (a Delaware corporation)

       FrontierVision Operating Partners, L.P. (a Delaware corporation)

       FrontierVision Operating Partners, Inc. (a Delaware corporation)

       FrontierVision Capital Corporation (a Delaware corporation)

       FrontierVision Access Partners, L.L.C. (a Delaware limited liability company)

       FrontierVision Cable New England, Inc. (a Delaware corporation)

       New England Cablevision of Massachusetts, Inc. (a Maine corporation)
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